FORM 8-K


               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549


                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


Date of Report (Date of earliest event reported): February 5,
2003




                    IGENE BIOTECHNOLOGY, INC.
     ______________________________________________________

     (Exact name of registrant as specified in its charter)



         MARYLAND                0-15888          52-1230461
____________________________  _____________  ____________________

(State or other jurisdiction   (Commission      (IRS Employer
     of incorporation)         File Number)   Identification No.)




          9110 Red Branch Road
              Columbia, MD                          21045-2024
________________________________________          _______________

(Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code: (410) 997-
2599
                              -1-

Item 2.   Disposition of Assets

      Igene Biotechnology Inc., in an effort to focus on and grow its core business, has disposed of all 10,000 of the issued and outstanding shares of capital stock of its former subsidiary, ProBio Nutraceuticals, AS, a Norwegian corporation, as of February 4, 2003. Fermtech AS, a joint stock company incorporated in the Kingdom of Norway and [owned by our chief executive officer,] Stein Ulve, purchased the shares of ProBio. Mr. Ulve has resigned as CEO and director of Igene, effective December 31, 2002.

      Igene sold ProBio to Fermtech AS in exchange for aggregate consideration valued at approximately $343,000, consisting of 7,000,000 shares of Igene common stock, valued for the purposes of the acquisition at $.03 per share, plus forgiveness of approximately $168,000 of debt that Igene owed to ProBio at the time of purchase in 2001. At the time of sale the value of ProBio was estimated to be approximately $125,000.

      The amount of consideration paid for ProBio was determined through arms-length negotiations between Igene Biotechnology, Inc. management, on behalf of Igene, and Mr. Ulve, on behalf of Fermtech. The principles followed in determining the amount paid for the Pro Bio shares involved a consideration of ProBio's cash flow, cash position, revenue and revenue prospects, in addition to the potential strategic value that may be realized.

      The equipment and other physical property disposed of belonging to ProBio includes inventory, personal computers, a web site and trademark, other office equipment and furniture, and accounts receivables and accounts payables related to nutraceuticals.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits.

Exhibit No.     Description
___________     ___________

2*   Stock  Purchase and Severance Agreement by and  among  IGENE
     Biotechnology,  Inc.,   Fermtech  AS,  Stein  Ulve  and  Per
     Benjaminsen.

99*  Press Release relating to the ProBio disposition.

* Filed herewith.

                              -2-

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              IGENE Biotechnology, Inc.
                              (Registrant)


                              By: /S/ EDWARD J. WEISBERGER
                                  ______________________________

                                      EDWARD J. WEISBERGER
                                      CHIEF FINANCIAL OFFICER


Dated:   February 20, 2003

                              -3-

EXHIBIT INDEX
_____________

Exhibit No.     Description
___________     ___________

2*   Stock  Purchase  and Severance Agreement by and among IGENE
     Biotechnology,  Inc.,  Fermtech  AS,  Stein  Ulve  and  Per
     Benjaminsen.

99*  Press Release relating to the ProBio disposition.


*  Filed herewith